Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD REPORTS THIRD QUARTER AND NINE-MONTH 2018 RESULTS

Product and Business Acquisitions Drive Continued Corporate Growth

Newport Beach, CA – November 5, 2018 – American Vanguard Corporation (NYSE:AVD), today announced financial results for the third quarter and nine-month period that ended September 30, 2018.

Financial Highlights: Third Quarter of 2018 – versus Third Quarter of 2017

•	Net sales of $112 million in 2018, compared to $90 million in 2017

•	Net income of $6.5 million in 2018, compared to $4.1 million in 2017

•	EBITDA[1] of $17 million in 2018, compared to $12 million in 2017

•	Earnings per diluted share of $0.22 in 2018, compared to $0.14 in 2017

Financial Highlights: First Nine-Months of 2018 – versus First Nine-Months of 2017

•	Net sales of $323 million in 2018, compared to $239 million in 2017

•	Net income of $16.7 million in 2018, compared to $11.8 million in 2017

•	EBITDA of $45 million in 2018, compared to $34 million in 2017

•	Earnings per diluted share of $0.56 in 2018, compared to $0.40 in 2017

Eric Wintemute, Chairman and CEO of American Vanguard commented, “Our overall financial performance for the third quarter and first nine months of 2018 improved at both the top and bottom lines. Net sales rose 24% in the quarter and 35% year-to-date due to businesses acquired in 2017, including OHP and AgriCenter. Net sales of pre-acquisition product lines were comparatively stable during both periods. In the quarter, we had strong performance from our cotton products and, on a year to date basis, our fumigants. Offsetting these performances, in the quarter, we recorded lower sales of Dibrom® mosquito adulticide - which, in the prior year, had experienced extraordinary demand in the aftermath of Hurricanes Harvey and Irma.”

Mr. Wintemute continued, “Manufacturing performance continued its recent strength, contributing positively to our gross margin percentage of 41% in the third quarter and 40% year-to-date. Further, while our operating expenses rose on an absolute basis, they declined as a percentage of net sales, due in part to improved

[1]

Earnings before interest, taxes, depreciation and amortization. EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measure so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The items excluded from EBITDA are detailed in the reconciliation attached to this news release. Other companies (including the Company’s competitors) may define EBITDA differently.

economies of scale across our businesses and in part to a G&A benefit from our quarterly revaluation of deferred purchase price consideration relating to 2017 acquisitions. Throughout the course of 2018, we have continued to integrate businesses acquired in 2017, launch innovative new products, maintain necessary regulatory compliance, and advance the development of our SIMPAS precision application technology. During the third quarter, we recorded a one-time charge related to a change in the original estimate for the transition tax section of the 2017 Tax Cuts and Jobs Act. Overall, our net income increased by 60% for the quarter and 42% for the first nine months and, during the same periods, EBITDA2 increased by 45% and 30%, respectively.”

Mr. Wintemute concluded, “During the final quarter of 2018, we expect solid year-over-year sales of our soil fumigants and our Equus fungicide, as well as from our domestic non-crop and our Central America distribution businesses. Further, we anticipate continued demand for our products in fruits and vegetables and pre-season purchasing demand for our corn products leading into the 2019 spring planting season. Taken together we anticipate achieving sales revenues in the range of $450 - $460 million for full year 2018 and gross margins in line with our year to date performance. We will provide additional detail on our financial performance and business prospects during the earnings call.”

Conference Call

Eric Wintemute, Chairman & CEO, Bob Trogele EVP & COO and David T. Johnson, VP & CFO, will conduct a conference call focusing on the financial results at 4:30 pm ET / 1:30 pm PT on Monday, November 5, 2018. Interested parties may participate in the call by dialing (201)-493-6744 please dial in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call. The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

[2]

The Company believes that the use of EBITDA is useful to investors in that it is one of the primary bases upon which borrowing capacity is calculated under the Company’s senior credit facility, it gives investors a sense of the Company’s financial conditions and results of operation without giving effect to the cost of increased acquisition activity in 2017 and it is commonly used by investors and others as a basis for supporting overall business valuations. Nevertheless, investors should not consider EBITDA in isolation or a substitute for analysis of the Company’s results as reported in accordance with GAAP.

Company Contact:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.commailto:

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

(Unaudited)

ASSETS

	September 30, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$9,368	$11,337
Receivables:
Trade, net of allowance for doubtful accounts of $587 and $46, respectively	125,046	102,534
Other	12,282	7,071

Total receivables, net	137,328	109,605
Inventories, net	162,760	123,124
Prepaid expenses	11,352	10,817

Total current assets	320,808	254,883
Property, plant and equipment, net	48,315	49,321
Intangible assets, net of applicable amortization	174,801	180,950
Goodwill	21,837	22,184
Other assets	24,150	28,254

Total assets	$589,911	$535,592

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current installments of other liabilities	$481	$5,395
Accounts payable	59,769	53,748
Deferred revenue	609	14,574
Accrued program costs	61,936	39,054
Accrued expenses and other payables	11,686	12,061
Income taxes payable	3,446	1,370

Total current liabilities	137,927	126,202
Long-term debt, net of deferred loan fees	97,313	77,486
Other liabilities, excluding current installments	8,831	10,306
Deferred income tax liabilities	17,216	16,284

Total liabilities	261,287	230,278

Commitments and contingent liabilities
Stockholders’ equity:
Preferred stock, $.10 par value per share; authorized 400,000 shares; none issued	—	—
Common stock, $.10 par value per share; authorized 40,000,000 shares; issued 32,757,098 shares at September 30, 2018 and 32,241,866 shares at December 31, 2017	3,276	3,225
Additional paid-in capital	81,573	75,658
Accumulated other comprehensive loss	(4,095)	(4,507)
Retained earnings	256,005	238,953

	336,759	313,329
Less treasury stock at cost, 2,450,634 shares at September 30, 2018 and December 31, 2017	(8,269)	(8,269)

American Vanguard Corporation stockholders’ equity	328,490	305,060
Non-controlling interest	134	254

Total stockholders’ equity	328,624	305,314

Total liabilities and stockholders’ equity	$589,911	$535,592

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2018	2017	2018	2017
Net sales	$111,780	$89,975	$322,934	$238,553
Cost of sales	66,480	51,943	193,286	136,102

Gross profit	45,300	38,032	129,648	102,451
Operating expenses	33,635	31,570	102,011	84,175

Operating income	11,665	6,462	27,637	18,276
Interest expense, net	1,116	375	2,961	1,073

Income before provision for income taxes and loss on equity method investments	10,549	6,087	24,676	17,203
Income tax expense	3,526	1,954	6,966	5,015

Income before loss on equity method investments	7,023	4,133	17,710	12,188
Loss from equity method investments	533	115	1,051	226

Net income	6,490	4,018	16,659	11,962
Net (loss) income attributable to non-controlling interest	35	71	120	(117)

Net income attributable to American Vanguard	$6,525	$4,089	$16,779	$11,845

Earnings per common share—basic	$.22	$.14	$.57	$.41

Earnings per common share—assuming dilution	$.22	$.14	$.56	$.40

Weighted average shares outstanding—basic	29,399	29,193	29,340	29,064

Weighted average shares outstanding—assuming dilution	30,209	29,783	30,146	29,648

ANALYSIS OF SALES

For the three and nine months ended September 30, 2018 and 2017

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net sales:
Insecticides	$25,475	$24,866	$99,433	$102,249
Herbicides/soil fumigants/fungicides	34,577	32,717	98,163	68,783
Other, including plant growth regulators	35,302	17,191	83,519	30,680

Total crop:	95,354	74,774	281,115	201,712
Non-crop	16,426	15,201	41,819	36,841

Total net sales:	$111,780	$89,975	$322,934	$238,553

Net sales:
US	$71,711	$65,842	$205,889	$173,877
International	40,069	24,133	117,045	64,676

Total net sales:	$111,780	$89,975	$322,934	$238,553

AMERICAN VANGUARD CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net income	$16,659	$11,962
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of fixed and intangible assets	14,233	12,358
Amortization of other long term assets	3,630	3,995
Amortization of discounted liabilities	314	20
Stock-based compensation	4,235	3,585
(Decrease) increase in deferred income taxes	(34)	6
Loss from equity method investments	1,051	226
Changes in assets and liabilities associated with operations:
Increase in net receivables	(24,382)	(15,746)
Increase in inventories	(39,305)	(2,213)
Increase in prepaid expenses and other assets	(959)	(3,678)
Increase (decrease) in income tax receivable/payable, net	2,069	(12,137)
Increase in accounts payable	5,711	4,556
Decrease in deferred revenue	(13,965)	(3,848)
Increase in accrued program costs	22,882	22,720
Decrease in other payables and accrued expenses	(7,229)	(3,562)

Net cash (used) provided by operating activities	(15,090)	18,244

Cash flows from investing activities:
Capital expenditures	(5,154)	(5,333)
Investments	—	(950)
Acquisition of product lines and other intangible assets	(1,634)	(25,904)

Net cash used in investing activities	(6,788)	(32,187)

Cash flows from financing activities:
Payments under line of credit agreement	(71,125)	(59,025)
Borrowings under line of credit agreement	90,800	76,000
Payments on other long-term liabilities	—	(26)
Net payments from the issuance of common stock (sale of stock under ESPP, exercise of stock options, and shares purchased for tax withholding)	1,731	(820)
Payment of cash dividends	(1,611)	(1,161)

Net cash provided by financing activities	19,795	14,968

Net (decrease) increase in cash and cash equivalents	(2,083)	1,025
Effect of exchange rate changes on cash and cash equivalents	114	151
Cash and cash equivalents at beginning of period	11,337	7,869

Cash and cash equivalents at end of period	$9,368	$9,045

UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA

For the three and nine months ended September 30, 2018 and September 30, 2017

(Unaudited)

	For the Three Months Ended Sept 30,		For the Nine Months Ended Sept 30,
	2018	2017	2018	2017
Net income attributable to American Vanguard, as reported	$6,525	$4,089	$16,779	$11,845
Provision for income taxes	3,526	1,954	6,966	5,015
Interest expense, net	1,116	375	2,961	1,073
Depreciation and amortization	6,034	5,482	17,863	16,353

EBITDA[3]	$17,201	$11,900	$44,569	$34,286

[3]

Earnings before interest, taxes, depreciation and amortization. EBITDA is not a financial measure calculated and presented in accordance with U.S. generally accepted accounting principles (GAAP) and should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The items excluded from EBITDA are detailed in the reconciliation attached to this news release. Other companies (including the Company’s competitors) may define EBITDA differently.